Exhibit 10.26

NFL PLAYER CONTRACT

THIS CONTRACT is between ______________________TERRANCE WILLIAMS______________________, hereinafter “Player”, and ______________________    _DALLAS COWBOYS FOOTBALL CLUB, LTD. _____       _____    ________________, a ____ ______ ________TEXAS___  ________________ limited partnership hereinafter “Club,” operating under the name of the ___DALLAS COWBOYS___ as a member of the National Football League, hereinafter “League.”  In consideration of the promises made by each to the other, Player and Club agree as follows:

1. TERM.  This contract covers      4      football season(s), and will begin on the date of execution or March 1,     2013    , whichever is later, and end on February 28 or 29,    2017   , unless extended, terminated, or renewed as specified elsewhere in this contract.

2. EMPLOYMENT AND SERVICES. Club employs Player as a skilled football player. Player accepts such employment.  He agrees to give his best efforts and loyalty to the Club, and to conduct himself on and off the field with appropriate recognition of the fact that the success of professional football depends largely on public respect for and approval of those associated with the game.  Player will report promptly for and participate fully in Club’s official mandatory minicamp(s), official preseason training camp, all Club meetings and practice sessions, and all preseason, regular season and postseason football games scheduled for or by Club.  If invited, Player will practice for and play in any all-star football game sponsored by the League.  Player will not participate in any football game not sponsored by the League unless the game is first approved by the League.

3. OTHER ACTIVITIES.  Without prior written consent of the Club, Player will not play football or engage in activities related to football otherwise than for Club or engage in any activity other than football which may involve a significant risk of personal injury.  Player represents that he has special, exceptional and unique knowledge, skill, ability, and experience as a football player, the loss of which cannot be estimated with any certainty and cannot be fairly or adequately compensated by damages.  Player therefore agrees that Club will have the right, in addition to any other right which Club may possess, to enjoin Player by appropriate proceedings from playing football or engaging in football-related activities other than for Club or from engaging in any activity other than football which may involve a significant risk of personal injury.

4. PUBLICITY AND NFLPA GROUP LICENSING PROGRAM.

(a)  Player hereby grants to Club and the League, separately and together, the right and authority to use, and to authorize others to use solely as described below, his name, nickname, initials, likeness, image, picture, photograph, animation, persona, autograph/signature (including facsimiles thereof), voice, biographical information and/or any and all other identifying characteristics (collectively, “Publicity Rights”), for any and all uses or purposes that publicize and promote NFL Football, the League or any of its member clubs in any way in any and all media or formats, whether analog, digital or other, now known or hereafter developed, including, but not limited to, print, tape, disc, computer file, radio, television, motion pictures, other audio-visual and audio works, Internet, broadband platforms, mobile platforms, applications, and other distribution platforms.  Without limiting the foregoing, this grant includes the right to use Player’s Publicity Rights for the purpose of publicizing and promoting the following aspects of NFL Football, the League and/or any of its member clubs: brands, games, ticket sales, game broadcasts and telecasts, programming focused on the NFL, one or more NFL clubs and/or their games and events (e.g., coaches shows, highlight based shows such as Inside the NFL, behind-the-scenes programming such as Hard Knocks), other NFL-related media offerings (e.g., branded content segments featuring NFL game footage and other programming enhancements), media distribution platforms (e.g., NFL.com, NFL Mobile, NFL Network), official events (e.g., NFL Kickoff, NFL Draft), officially sanctioned awards programs (e.g., Rookie of the Year), and public service or community oriented initiatives (e.g., Play60).  For purposes of clarity, the foregoing grant of rights includes the right and authority to use, and to authorize affiliates or business partners to use, after the term of this Agreement any Publicity Rights fixed in a tangible medium (e.g., filmed, photographed, recorded or otherwise captured) during the term of this Agreement solely for the purposes described herein.  Notwithstanding anything to the contrary, the foregoing grant does not confer, during or after the term of this Agreement, any right or authority to use Player’s Publicity Rights in a manner that constitutes any endorsement by Player of a third-party brand, product or service (“Endorsement”).  For purposes of clarity, and without Limitation, it shall not be an Endorsement for Club or the League to use, or authorize others to use, including, without limitation, in third party advertising and promotional materials, footage and photographs of Player’s participation in NFL games or other NFL events that does not unduly focus on, feature, or highlight, Player in a manner that leads the reasonable consumer to believe that Player is a spokesperson for, or promoter of, a third-party commercial product or service.

Player will cooperate with the news media, and will participate upon request in reasonable activities to promote the Club and the League.

Player and National Football League Players Association, including any of its affiliates (“NFLPA”) do not and will not contest during or after the term of this agreement, and this hereby confirms their acknowledgment of the exclusive rights of the League, Club and any NFL member club (i) to telecast, broadcast, or otherwise distribute, transmit or perform, on a live, delayed, or archived basis, in any and all media now known or hereafter developed, any NFL games or any excerpts thereof and (ii) to produce, license, offer for sale, sell, market, or otherwise distribute or perform (or authorize a third party to do any of the foregoing), on a live, delayed, or archived basis, any NFL games or any excerpts thereof, in any and all media now known or hereafter developed, including, but not limited to, packaged or other electronic or digital media.

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Nothing herein shall be construed to grant any Publicity Rights for use in licensed consumer products, whether traditional or digital (e.g., video games, trading cards, apparel), other than such products that constitute programming (as described herein) or news and information offerings regardless of medium (e.g., DVDs, digital highlight offerings).

(b)  Player hereby assigns the NFLPA and its licensing affiliates, if any, the exclusive and unlimited right to use, license and sublicense the right to use his name, nickname, initials, autograph/signature (including facsimiles), voice, picture, photograph, animation, image, likeness, persona, jersey number, statistics, data, copyrights, biographical information and/or other personal indicia (individually and collectively, “Rights”) for use in connection with any product, brand, service, appearance, product line or other commercial use and any sponsorship, endorsement or promotion thereof, when more than five (5) NFL player Rights are involved, regardless of team affiliation and whether that number is reached using player Rights simultaneously or individually, in any form, media, or medium (now known or hereafter developed) during a consecutive 12-month period (a “group licensing program”).  For sponsorships, endorsements, and promotions, group licensing programs are further defined as those: (a) in any one product category, as defined by industry standards; or (b) in different categories if the products all use similar or derivative design or artwork, or one player product is used to promote another player product.

The Rights may also be used for the promotion of the NFLPA, its affiliated entities and/or its designees (the “NFLPA Entities”), provided such promotion does not constitute an endorsement by Player of a commercial product not a part of a group licensing program.  Player agrees to participate, upon request of the NFLPA and without additional compensation, in reasonable activities to promote the NFLPA Entities, which shall include (i) up to three (3) personal appearances per year or (ii) up to fifteen (15) minutes per week dedicated to promoting the NFLPA Entities.  Player retains the right to grant permission to others to utilize his Rights if that individual or entity is not concurrently utilizing the Rights of five (5) or more other NFL players for any commercial purpose whatsoever.  If Player’s inclusion in an NFLPA program is precluded by an individual exclusive endorsement agreement, and Player provides the NFLPA with immediate written notice of that preclusion, the NFLPA agrees to exclude Player from that particular program.  Should Player fail to perform any of his obligations hereunder, the NFLPA may withhold payments owed to Player, if any, in connection with this Group Licensing Assignment.

In consideration for this assignment of rights, the NFLPA agrees to use the revenues it receives from group licensing programs to support the objectives as set forth in the Bylaws of the NFLPA and as otherwise determined by the NFLPA Board.  The NFLPA further agrees to use reasonable efforts to promote the use of NFL player Rights in group licensing programs, to provide group licensing opportunities to all NFL players, and to monitor and police unauthorized third-party use of the Rights.  The NFLPA makes no representations regarding group licensing other than those expressed herein.  This agreement shall be construed under Virginia law.

The assignment in this paragraph shall expire on December 31 of the latter of (i) the third year following the execution of this contract, or (ii) the year after this contract expires, and may not be revoked, terminated or otherwise assigned in any manner by Player until such date.  Neither Club nor the League is a party to the terms of this paragraph, which is included herein solely for the administrative convenience and benefit of Player and the NFLPA.  Nothing in Paragraph 4b shall be construed or deemed to modify in any way the rights set forth in Paragraph 4a, and the fact that Paragraph 4b (or any of the terms thereof) appears in the Player Contract shall not be referred to, relied upon, or otherwise cited by Player and/or the NFLPA or any of its affiliates in any dispute or legal proceeding as evidence that the NFL, any NFL entity, any Club or Club Affiliate, or any licensee of any of the foregoing has consented, agreed, acknowledged, or does not contest the applicability or interpretation of Paragraph 4b.

5. COMPENSATION. For performance of Player’s services and all other promises of Player, Club will pay Player a yearly salary as follows:

$  /*288,000.00__ for the 20 13   season;

$  520,000.00/*___________ for the 20 14   season;

$  615,000.00/*___________ for the 20 15   season;

$  707,500.00/*___________ for the 20 16   season;

$  /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

$ /*___________ for the 20        season;

(* - designates the compensation Club will pay player if the player is not on Club’s Active/Inactive List)

In addition, Club will pay Player such earned performance bonuses as may be called for in this contract; Player’s necessary traveling expenses from his residence to training camp; Player’s reasonable board and lodging expenses during preseason training and in connection with playing preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to and from preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to his residence if this contract is terminated by Club; and such additional compensation, benefits and reimbursement of expenses as may be called for in any collective bargaining agreement in existence during the term of this contract.  (For purposes of this contract, a collective bargaining agreement will be deemed to be “in existence” during its stated term or during any period for which the parties to that agreement agree to extend it.)

6. PAYMENT.  Unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise, Player will be paid 100% of his yearly salary under this contract in equal weekly or biweekly installments over the course of the applicable regular season period, commencing with the first regular season game played by Club in each season.  Unless this contract specifically provides otherwise, if this contract is executed or Player is activated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or biweekly portions of his yearly salary becoming due and payable after he is activated.  Unless this contract specifically provides otherwise, if this contract is terminated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi weekly portions of his yearly salary having become due and payable up to the time of termination.

7. DEDUCTIONS.  Any advance made to Player will be repaid to Club, and any properly levied Club fine or Commissioner fine against Player will be paid, in cash on demand or by means of deductions from payments coming due to the Player under this contract, the amount of such deductions to be determined by Club unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise.

8. PHYSICAL CONDITION.  Player represents to Club that he is and will maintain himself in excellent physical condition.  Player will undergo a complete physical examination by the Club physician upon Club request, during which physical examination Player agrees to make full and complete disclosure of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the Club physician about such condition.  If Player fails to establish or maintain his excellent physical condition to the satisfaction of the Club physician, or make the required full and complete disclosure and good faith responses to the Club physician, then Club may terminate this contract.

9. INJURY.  Unless this contract specifically provides otherwise, if Player is injured in the performance of his services under this contract and promptly reports such injury to the Club physician or trainer, then Player will receive such medical and hospital care during the term of this contract as the Club physician may deem necessary, and will continue to receive his yearly salary for so long, during the season of injury only and for no subsequent period covered by this contract, as Player is physically unable to perform the services required of him by this contract because of such injury.  If Player’s injury in the performance of his services under this contract results in his death, the unpaid balance of his yearly salary for the season of injury will be paid to his stated beneficiary, or in the absence of a stated beneficiary, to his estate.

10. WORKERS’ COMPENSATION.  Any compensation paid to Player under this contract or under any collective bargaining agreement in existence during the term of this contract for a period during which he is entitled to workers’ compensation benefits by reason of temporary total, permanent total, temporary partial, or permanent partial disability will be deemed an advance payment of workers’ compensation benefits due Player, and Club will be entitled to be reimbursed the amount of such payment out of any award of workers’ compensation.

11. SKILL, PERFORMANCE AND CONDUCT.  Player understands that he is competing with other players for a position on Club’s roster within the applicable player limits.  If at any time, in the sole judgment of Club, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, or if Player has engaged in personal conduct reasonably judged by Club to adversely affect or reflect on Club, then Club may terminate this contract.  In addition, during the period any salary cap is legally in effect, this contract may be terminated if, in Club’s opinion, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players whom Club intends to sign or attempts to sign, or another player or players who is or are already on Club’s roster, and for whom Club needs room.

12. TERMINATION.  The rights of termination set forth in this contract will be in addition to any other rights of termination allowed either party by law.  Termination will be effective upon the giving of written notice, except that Player’s death, other than as a result of injury incurred in the performance of his services under this contract, will automatically terminate this contract.  If this contract is terminated by Club and either Player or Club so requests, Player will promptly undergo a complete physical examination by the Club physician.

13. INJURY GRIEVANCE.  Unless a collective bargaining agreement in existence at the time of termination of this contract by Club provides otherwise, the following Injury Grievance procedure will apply: If Player believes that at the time of termination of this contract by Club he was physically unable to perform the services required of him by this contract because of an injury incurred in the performance of his services under this contract, Player may, within 60 days after examination by the Club physician, submit at his own expense to examination by a physician of his choice.  If the opinion of Player’s physician with respect to his physical ability to perform the services required of him by this contract is contrary to that of the Club’s physician, the dispute will be submitted within a reasonable time to final and binding arbitration by an arbitrator selected by Club and Player or, if they are unable to agree, one selected in accordance with the procedures of the American Arbitration Association on application by either party.

14. RULES.  Player will comply with and be bound by all reasonable Club rules and regulations in effect during the term of this contract which are not inconsistent with the provisions of this contract or of any collective bargaining agreement in existence during the term of this contract.  Player’s attention is also called to the fact that the League functions with certain rules and procedures expressive of its operation as a joint venture among its member clubs and that these rules and practices may affect Player’s relationship to the League and its member clubs independently of the provisions of this contract.

15. INTEGRITY OF GAME.  Player recognizes the detriment to the League and professional football that would result from impairment of public confidence in the honest and orderly conduct of NFL games or the integrity and good character of NFL players.  Player therefore acknowledges his awareness that if he accepts a bribe or agrees to throw or fix an NFL game; fails to promptly report a bribe offer or an attempt to throw or fix an NFL game; bets on an NFL game; knowingly associates with gamblers or gambling activity; uses or provides other players with stimulants or other drugs for the purpose of attempting to enhance on-field performance; or is guilty of any other form of conduct reasonably judged by the League Commissioner to be detrimental to the League or professional football, the Commissioner will have the right, but only after giving Player the opportunity for a hearing at which he may be represented by counsel of his choice, to fine Player in a reasonable amount; to suspend Player for a period certain or indefinitely; and/or to terminate this contract.

16. EXTENSION.  Unless this contract specifically provides otherwise, if Player becomes a member of the Armed Forces of the United States or any other country, or retires from professional football as an active player, or otherwise fails or refuses to perform his services under this contract, then this contract will be tolled between the date of Player’s induction into the Armed Forces, or his retirement, or his failure or refusal to perform, and the later date of his return to professional football.  During the period this contract is tolled, Player will not be entitled to any compensation or benefits.  On Player’s return to professional football, the term of this contract will be extended for a period of time equal to the number of seasons (to the nearest multiple of one) remaining at the time the contract was tolled.  The right of renewal, if any, contained in this contract will remain in effect until the end of any such extended term.

17. ASSIGNMENT.  Unless this contract specifically provides otherwise, Club may assign this contract and Player’s services under this contract to any successor to Club’s franchise or to any other Club in the League.  Player will report to the assignee Club promptly upon being informed of the assignment of his contract and will faithfully perform his services under this contract.  The assignee club will pay Player’s necessary traveling expenses in reporting to it and will faithfully perform this contract with Player.

18. FILING.  This contract will be valid and binding upon Player and Club immediately upon execution.  A copy of this contract, including any attachment to it, will be filed by Club with the League Commissioner within 10 days after execution.  The Commissioner will have the right to disapprove this contract on reasonable grounds, including but not limited to an attempt by the parties to abridge or impair the rights of any other club, uncertainty or incompleteness in expression of the parties’ respective rights and obligations, or conflict between the terms of this contract and any collective bargaining agreement then in existence.  Approval will be automatic unless, within 10 days after receipt of this contract in his office, the Commissioner notifies the parties either of disapproval or of extension of this 10-day period for purposes of investigation or clarification pending his decision.  On the receipt of notice of disapproval and termination, both parties will be relieved of their respective rights and obligations under this contract.

19. DISPUTES.  During the term of any collective bargaining agreement, any dispute between Player and Club involving the interpretation or application of any provision of the NFL collective bargaining agreement or this contract will be submitted to final and binding arbitration in accordance with the procedure called for in any collective bargaining agreement in existence at the time the event giving rise to any such dispute occurs.

20. NOTICE.  Any notice, request, approval or consent under this contract will be sufficiently given if in writing and delivered in person or mailed (certified or first class) by one party to the other at the address set forth in this contract or to such other address as the recipient may subsequently have furnished in writing to the sender.

21. OTHER AGREEMENTS.  This contract, including any attachment to it, sets forth the entire agreement between Player and Club and cannot be modified or supplemented orally.  Player and Club represent that no other agreement, oral or written, except as attached to or specifically incorporated in this contract, exists between them.  The provisions of this contract will govern the relationship between Player and Club unless there are conflicting provisions in any collective bargaining agreement in existence during the term of this contract, in which case the provisions of the collective bargaining agreement will take precedence over conflicting provisions of this contract relating to the rights or obligations of either party.

22. LAW. This contract is made under and shall be governed by the laws of the State of TEXAS.

23. WAIVER AND RELEASE.  Player waives and releases: (i) any claims relating to the 2011 lockout; (ii) any antitrust claims relating to the Draft, restrictions on free agency, franchise player designations, transition player designations, the Entering Player Pool, the Rookie Compensation Pool, or any other term or condition of employment relating to conduct engaged in prior to the date of this Agreement; and (iii) any claims relating to conduct engaged in pursuant to the express terms of any collective bargaining agreement during the term of any such agreement.  This waiver and release also extends to any conduct engaged in pursuant to the express terms of the Stipulation and Settlement Agreement in White.  This waiver and release does not waive any rights player may have to commence a grievance under the 2006 CBA or to commence a grievance or other arbitration under the 2011 CBA.

24. OTHER PROVISIONS.

(a)  Each of the undersigned hereby confirms that (i) this contract, renegotiation, extension or amendment sets forth all components of the player’s remuneration for playing professional football (whether such compensation is being furnished directly by the Club or by a related or affiliated entity); and (ii) there are not undisclosed agreements of any kind, whether express or implied, oral or written, and there are no promises, undertakings, representations, commitments, inducements, assurances of intent, or understandings of any kind that have not been disclosed to the NFL involving consideration of any kind to be paid, furnished or made available to Player or any entity or person owned or controlled by, affiliated with, or related to Player, either during the term of this contract or thereafter.

(b)  Each of the undersigned further confirms that, except as separately set forth in any attachment submitted herewith consistent with the Collective Bargaining Agreement, the .pdf NFL Player Contract Form as set forth herein has not been modified from the form officially authorized for use by the NFL and the NFLPA.

(c)  Each of the undersigned further confirms that, except insofar as any of the undersigned may describe in an addendum to this contract, to the best of their knowledge, no conduct in violation of the Anti-Collusion rules took place with respect to this contract.  Each of the undersigned further confirms that nothing in this contract is designed or intended to defeat or circumvent any provisions of the collective bargaining agreement dated August 4, 2011, including but not limited to the Rookie Compensation Pool and Salary Cap provisions; however, any conduct permitted by that Agreement shall not be considered a violation of this confirmation.

(d)  PERFORMANCE-BASED PAY.  Player’s attention is called to the fact that he may be entitled to Performance-Based Pay in accordance with the procedures outlined in Article 28, and that his eligibility for such pay is based on a formula that takes into account his playtime percentage and compensation.

25. SPECIAL PROVISIONS.

And this contract is being executed in Pittsburgh, PA.

THIS CONTRACT is executed in six (6) copies.  Player acknowledges that before signing this contract he was given the opportunity to seek advice from or be represented by persons of his own selection.

/s/ Terrance Williams PLAYER SIGNATURE TERRANCE WILLIAMS PLAYER PRINT [***] PLAYER HOME ADDRESS [***] [***] TELEPHONE NUMBER 6/19/13 DATE	/s/ Todd Williams CLUB EXECUTIVE SIGNATURE TODD WILLIAMS CLUB EXECUTIVE PRINT DALLAS COWBOYS CLUB NAME ONE COWBOYS PARKWAY CLUB ADDRESS IRVING, TEXAS 75063 6/19/13 DATE

/s/ Jeffery Nalley PLAYER’S AGENT SIGNATURE JEFFERY NALLEY PLAYER’S AGENT PRINT 2700 POST OAK BLVD, SUITE 1450 ADDRESS HOUSTON, TEXAS 77056 713-993-4640 TELEPHONE NUMBER June 19, 2013 DATE

Copy Distribution:  Management Council (Original Signature)

Player, Member Club (Photocopy)

League Office, NFLPA, Player Agent (Electronic Mail)

ADDENDUM TO THE NFL PLAYER CONTRACT  BETWEEN TERRANCE WILLIAMS AND THE DALLAS COWBOYS FOOTBALL CLUB. LTD.

This Addendum is executed in conjunction with, attached to, and made a part of the NFL Player  Contract  between Club and Player for the 2013 through 2016 League Years.

25. 2013 PARAGRAPHS SALARY ADJUSTMENT

Notwithstanding any language  to the contrary,  Player shall be paid at the annualized  rate of Player’s applicable minimum salary for “Players on Club's Active/Inactive List” or “Players Not on Club's Active/Inactive List”, with the corresponding number of credited seasons, as those terms are used in Sections  1 and 2 of Article 26 of the CBA, dated August 4, 2011, for each game of the 2013 regular League season that Player is a member of each such list.  During the Club's bye week, Player’s status on Sunday of the bye week will be used in determining  which list the Player is on and the Player will be paid for that week in accordance  to the terms above.

26.OFF-SEASON WORKOUT BONUSES (2014-2016)

For each of the 2014 through  2016 League Years,  if Player, in each respective year, fully satisfies each of the following conditions:

A.Player satisfactorily participates  in and completes the Club's “Off-Season Program”.  For the purposes of this Agreement, the Player shall be deemed to have satisfactorily participated in and completed the Club’s "Off-Season Program"  under the following circumstances: (1) Player has satisfactorily completed participation in 90.00% or more of the Club-scheduled workouts during the “Off-Season Program"; and (2) Calculation of Player’s completion percentage will be based on the number of days of participation, not to exceed four days per week; (3) Player’s workout schedule and successful completion of such workouts will be determined solely by the Club’s Strength Coach.  Player agrees that any Club mini-camp(s) shall not be considered a part of the Club’s  “Off-Season Program” and Player’s participation in any such mini-camp(s) shall not count towards the 90.00% completion  requirement. If Player is unable to participate fully and satisfactorily in the “Off-Season Program” due to injury, Player must rehabilitate such injury as required by and under the supervision of the Club’s Head Trainer until such time as full participation in the “Off Season Program” can be achieved.  Supervised rehabilitation by Player with Club’s Head Trainer will count towards  Player’s 90.00% completion requirement. Player’s satisfactory participation in the “Off Season Program” shall be determined solely upon records maintained by the Club,  which shall be final and binding on the parties; and

B.  Player timely reports to and fully participates  in the Club’s entire off-season mini-camp(s);  and

C.  Player timely reports to and fully participates in the Club’s entire pre-season training camp; and

D.During the period commencing with Player’s execution of this NFL Player Contract as indicated by the  date of Player’s signature below and ending at 3:59PM EST on the Tuesday immediately preceding the  Club’s first (1st)  regular season game of each League Year (2014-2016), Player has not (i) willfully fails or refuses to report to, practice with or play for Club for any reason other than Player’s death, illness or injury, (but expressly  excluding any death, illness or injury that results from Player’s engaging in any activity that breaches Paragraph 3 of the NFL Player Contract); (ii) fails or refuses to report to, practice with or play for Club due to Player’s suspension by the NFL or Club for Conduct Detrimental, or the NFL Personal

Conduct Policy; (iii) fails or refuses to report to, practice with, or play for Club due to Player’s incarceration; (iv) voluntarily retires from the NFL; or (v) voluntarily leaves Club for any reason without Club’s consent;

Then Player may earn a bonus of Ten Thousand Dollars ($10,000.00). If earned, each of these Off-Season Workout

Bonuses, shall be payable within ten (10) business days following the Club's first (1st)  regular season game of each corresponding League Year.

The maximum amount Player is eligible to earn over the term of this Contract pursuant to these Off-Season Workout

Bonuses is Thirty Thousand Dollars ($30,000.00) and shall be deemed to be inclusive of any minimum off-season amounts player would otherwise have been eligible to earn pursuant to Article 21,  Section 3 of the CBA,  dated August 4, 2011.

Player shall be subject to forfeiture of Salary to the maximum extent permitted under Article 4, Section 9 of the CBA, dated

August 4, 2011.

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27.  OTHER PERMISSIBLE TERMS

The following terms apply generally to the Contract:

A.PLAYER APPEARANCES

Player will make up to five (5) promotional  and charitable appearances per year for the Club at times and on dates specified  by the Club.  The Club will pay all reasonable  travel and other expenses related to such appearances incurred by Player.  Such annual appearances  may include autograph  sessions of items for the Club’s promotional and charitable  use as reasonably requested by Club officials, without additional compensation to player.

B.  WORKERS’ COMPENSATION

Jurisdiction of all workers' compensation  claims and all other matters related to workers’ compensation, including but not limited to the matter recited in Paragraph “10” of the attached NFL Player Contract, and including all issues

Of law, issues of fact, and matters related to workers' compensation benefits, shall be exclusively determined by and exclusively decided  in accordance with the internal laws of the State of Texas without resort to choice of law rules, regardless of the location or situs of the injury giving rise to the dispute. Additionally,  Player agrees that venue is proper in Dallas County, Texas and such venue  shall be exclusive.  This paragraph shall have no application to injury,  if any,  sustained by Player after this contract  is assigned  by  waiver or trade to another club domiciled outside of the State of Texas.·

6/19/13	DALLAS COWBOYS FOOTBALL CLUB, LTD.
DATE

/s/ Terrance Williams	BY: /s/ Todd Williams _
TERRANCE WILLIAMS	TODD WILLIAMS

SIGNING BONUS AGREEMENT BETWEEN TERRANCE WILLIAMS

AND THE DALLAS COWBOYS FOOTBALL CLUB, LTD.

As additional consideration for the execution of the attached NFL Player Contract for the 2013 through 2016 League Years and for the Player's adherence to all provisions of said NFL Player Contract, and for Player's reporting, practicing and playing exclusively for the Club as instructed by the Club, the Club will pay to the Player the sum of Six Hundred Nineteen  Thousand Four  Hundred

Seventy-Two Dollars ($619,472.00) payable on or before July 18, 2014.

Player's entitlement to receive the Signing Bonus is contingent upon Player passing the Club's physical examination, and governed exclusively by the terms and conditions of this Addendum.

It is expressly acknowledged and agreed that the sum so paid is not, and shall not be deemed to be, a part of the salary specified in Paragraph 5  of the Contract or Contracts above referred to,  nor related to the exercise of any option on the Player's services in any succeeding season,  but is wholly separate and distinct therefrom.

Player shall be  subject to forfeiture of Salary to the maximum extent permitted under Article 4, Section 9 of the CBA, dated August 4,

2011.

6/19/13	DALLAS COWBOYS FOOTBALL CLUB, LTD.
DATE

/s/ Terrance Williams	BY: /s/ Todd Williams
TERRANCE WILLIAMS	TODD WILLIAMS